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                                                                    EXHIBIT 23.4



                        CONSENT OF HAMBRECHT & QUIST LLC

     Hambrecht & Quist LLC provided an opinion letter dated March 31, 1998 (the "Opinion") to the Board of Directors of Corsair Communications, Inc. ("Corsair"). We hereby consent to the use of Annex A containing the Opinion in the Joint Proxy Statement/Prospectus constituting a part of the registration statement on Form S-4 relating to the merger of a wholly owned subsidiary of Corsair with and into Subscriber Computing, Inc. and to the references to the Hambrecht & Quist LLC name in the Joint Proxy Statement/Prospectus in connection with references to the Opinion. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


HAMBRECHT & QUIST LLC

By: /s/ PAUL CLEVELAND
    ---------------------------------
    Paul Cleveland, Managing Director

Palo Alto, California
May 27, 1998